(n)(1)(i)

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED MULTIPLE CLASS PLAN

PURSUANT TO RULE 18f-3

for

VOYA FUNDS TRUST

Funds	Classes of Shares
	A	B	C	I	O	P	R	R6	W
Voya Floating Rate Fund	Ö	N/A	Ö	Ö	N/A	Ö	Ö	Ö	Ö
Voya GNMA Income Fund	Ö	Ö	Ö	Ö	N/A	N/A	Ö	Ö	Ö
Voya High Yield Bond Fund	Ö	Ö	Ö	Ö	N/A	Ö	Ö	N/A	Ö
Voya Intermediate Bond Fund	Ö	Ö	Ö	Ö	Ö	N/A	Ö	Ö	Ö
Voya Short Term Bond Fund	Ö	N/A	Ö	Ö	N/A	N/A	Ö	Ö	Ö
Voya Strategic Income Opportunities Fund	Ö	N/A	Ö	Ö	N/A	N/A	Ö	Ö	Ö

Last Approved: July 9, 2015

Last Amended: July 9, 2015 to add Class R6 shares for Voya Strategic Income Opportunities Fund.